Exhibit 99.1

David Morton to join Intapp as Chief Financial Officer

PALO ALTO, Calif., July 13, 2023 – Intapp (NASDAQ: INTA), a leading provider of cloud software for the global professional and financial services industry, today announced Steve Robertson’s retirement in 2024, and that he plans to resign his position as Intapp’s Chief Financial Officer on August 7, 2023. Intapp also announced today that David Morton has been appointed as Intapp’s new Chief Financial Officer, effective August 7, 2023. Robertson plans to work closely with Morton to facilitate a seamless transition and will continue with the company as a non-executive senior advisor.

“I want to thank Steve for his collaboration over the past eight years, for his essential leadership in preparing to bring the company public and introducing us to the public markets, and for his careful work to ensure a smooth transition program,” said John Hall, Chief Executive Officer at Intapp. “After his many years of service at Intapp and elsewhere, we want to be the first to congratulate him on his retirement.”

“I am honored to have had the opportunity to work with John Hall, my colleagues at Intapp, and the Board of Directors, and to have been able to help the company through several phases of its growth,” said Robertson. “Intapp is very well-positioned for the future, and I believe has every opportunity to become one of the most significant vertical software companies in the industry. After two years as a public company, having established a strong track record of performance, this feels like an appropriate moment to step aside and pursue some of my long-held personal goals. I am very pleased that David Morton will be joining Intapp, as he is an experienced software CFO and will be a terrific addition to Intapp’s executive leadership team. Intapp has an exciting road ahead, and I wish the entire team continued success in the coming years.”

“We are excited to welcome Dave Morton to Intapp. Dave joins us from the CFO role at Digicert, having previously served as CFO Anaplan, which he helped take public in 2018, CAO at Tesla and CFO at Seagate Technology. Dave’s breadth and depth of strategic, capital markets, and operational experience — scaling organizations our size and larger — will be a valuable addition to the Intapp leadership team. We look forward to working with him to drive the next phase of Intapp’s growth in our large, vertical, greenfield market in the professional and financial services industry,” said Hall.

About Intapp

Intapp makes the connected firm possible. We provide cloud software solutions that address the unique operating challenges and regulatory requirements of the global professional and financial services industry. Our solutions help more than 2,250 of the world’s premier private capital, investment banking, legal, accounting, and consulting firms connect their most important assets: people, processes, and data. As part of a connected firm, professionals gain easy access to the information they need to win more business, increase investment returns, streamline deal and engagement execution, and strengthen risk management and compliance. For more information, visit intapp.com and connect with us on Twitter (@intapp) and LinkedIn.

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Investor Contact

David Trone

Senior Vice President, Investor Relations

Intapp, Inc.

ir@intapp.com

Media Contact

Ali Robinson

Global Media Relations Director

Intapp, Inc.

press@intapp.com